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                                                                    EXHIBIT 11.1
                       AMERICAN COIN MERCHANDISING, INC.
                       COMPUTATION OF PER SHARE EARNINGS

                                                    Three Months Ended
                                                    ------------------
                                                         March 31,
                                                         ---------
                                                    1997            1996
                                                    ----            ----
   PRIMARY EARNINGS PER SHARE:

   NET EARNINGS  . . . . . . . . . . . . . .    $   881,000    $   503,000
                                                -----------    -----------

   COMMON SHARES OUTSTANDING
     AT BEGINNING OF PERIOD  . . . . . . . .      5,123,274      5,081,608

   EFFECT OF SHARES ISSUED DURING
     THE PERIOD  . . . . . . . . . . . . . .        127,523             --

   EFFECT OF SHARES ISSUABLE UNDER
     STOCK OPTIONS USING THE
     TREASURY STOCK METHOD . . . . . . . . .        173,798        366,941
                                                -----------    -----------

   SHARES USED IN COMPUTING
     EARNINGS PER SHARE  . . . . . . . . . .      5,424,595      5,448,549
                                                ===========    ===========

   EARNINGS PER COMMON SHARE . . . . . . . .    $    0.16      $    0.09
                                                     ====           ====

(a) Primary and fully diluted earnings per share are the same.